September 24, 2019

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC 900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611

Ladies and Gentlemen:
We have acted as counsel to Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, a Delaware limited liability company (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering shares of beneficial interest of the Acquiring Fund (the “Merger Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”).

The Agreement, in the form to be adopted by the Acquiring Fund and Grosvenor Registered Multi-Strategy Fund (W), LLC (the “Acquired Fund”), also a Delaware limited liability company, provides for the transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange solely for the issuance of the Merger Shares determined in the manner specified in the Agreement, and the assumption by the Acquiring Fund of substantially all of the liabilities of the Acquired Fund. Shares of beneficial interest of the Acquiring Fund shall be distributed to holders of shares of the Acquired Fund, in each case, in proportion to such shareholders’ holdings on the reorganization date.
You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Amended and Restated Limited Liability Company Agreement, and the actions of the Acquiring Fund that provide for the issuance of the Merger Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Acquired Fund. We express no opinion with respect to any other laws.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC
September 24, 2019

Based upon and subject to the foregoing, we are of the opinion that:
1.	The Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Acquired Fund; and
2.
When issued and consideration therefor has been paid in accordance with the Agreement, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.
Very truly yours, /s/ K&L Gates LLP